Exhibit 99.1

Magnolia Oil & Gas Corporation Announces First Quarter 2020 Results

HOUSTON, TX, May 11, 2020 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the first quarter of 2020.

First Quarter 2020 Highlights:

•

Magnolia reported a first quarter 2020 net loss of $1.9 billion and net loss attributable to Class A Common Stock of $1.2 billion, or $7.34 per share.  Included in the Company’s first quarter results are $1.9 billion of pretax asset impairment charges related to the significant weakness in product prices.  Excluding the impact of these charges, the first quarter 2020 total adjusted earnings were a loss of $18.5 million, or $0.11 per share.

•

First quarter 2020 production averaged 68.4 thousand barrels of oil equivalent per day ("Mboe/d"), exceeding our earlier guidance. Oil production averaged 37.3 thousand barrels per day ("Mbbl/d") or 55 percent of total volumes. Total production increased by 10 percent compared to the first quarter of 2019 with oil production increasing by 15 percent. The higher than expected production was a result of stronger than expected well performance and new wells coming on line in the Giddings field.

•

Giddings and other production averaged 23.9 Mboe/d with oil production averaging 6.5 Mbbl/d, a 17 percent sequential oil increase. Four new wells were brought online during the quarter with an average per well 60‑day oil rate of approximately 800 barrels per day. Recent drilling cost reductions and further efficiencies have allowed Magnolia to reduce drilling and completion ("D&C") costs in Giddings by more than 20 percent compared to 2019, lowering average well costs to approximately $7 million.

•

Adjusted EBITDAX during the first quarter of 2020 was $123.9 million. D&C costs for the quarter were 81 percent of EBITDAX or $100.6 million, which was lower than our guidance. Magnolia continues to target 2020 D&C capital to be around 60 percent of EBITDAX and expect capital expenditures to significantly decline during the remainder of 2020.

•

Total cash operating costs, including general and administrative ("G&A") expenses, were $9.42 per boe in the first quarter 2020 representing a 14 percent decline compared to $11.00 per boe in the prior year period.

•	Magnolia has identified cash cost savings during 2020 of approximately $55 million compared to the original 2020 plan. The reduction is generated from operating costs and G&A expenses.
•

Magnolia ended the quarter with approximately $146.5 million of cash on its balance sheet and has not drawn on its $450 million revolving credit facility. The Company has no debt maturities until 2026 and has no plans to increase its debt levels.

“Our underlying business and assets performed better than expected during the first quarter,” said Magnolia Chairman, President, and CEO, Steve Chazen. “Our philosophy toward disciplined capital spending and low financial leverage should continue to support us during the current challenging environment.  Our drilling results in the Giddings field were particularly strong, with two of our best wells drilled to date brought online during the quarter. We have taken steps to help mitigate the impact of much weaker product prices caused by weaker global demand due to COVID‑19, and our business model provides us with ample liquidity, as well as the flexibility to adjust our activity levels relatively quickly.  Our capital spending for drilling and completions will decline significantly during the remainder of the year as we are currently running only one operated rig and have ceased all well completion activity. We will continue to focus on what we can control and have implemented cost reduction initiatives throughout the organization in order to better align our cost structure with the current market environment.

“Magnolia continues to benefit from its strong financial position. We ended the quarter with $146.5 million of cash on our balance sheet and do not expect to add any new debt. Our current cash on hand would be able to cover all our remaining capital, overhead, and interest payments at least through 2020, even before considering the revenue from our production.”

Cost Reduction Initiatives

Magnolia has initiated a corporate-wide cost reduction program to help lower expenses throughout the organization, including both our capital program and cash operating costs. As part of this plan, we have engaged with our vendors and suppliers for a reduction in the costs of their services in order to better align our costs to the current environment. We have also implemented corporate-wide salary reductions of approximately 10 percent.

•

Magnolia has identified cash cost savings of approximately $55 million to be achieved during 2020 and compared to our original plan.  These reductions are generated from a combination of operating costs and G&A expenses and, excludes any additional savings from the capital program.

•	D&C capital outlays for the remainder of the year should be less than the D&C levels of the first quarter.

Evidence of these savings should be partially reflected in the second quarter, and more fully reflected in the second half of the year. Further cost reduction initiatives remain ongoing and the Company will continue to pursue efforts to improve margins.

Operational Update

First quarter total company production averaged 68.4 Mboe/d, a 10 percent increase compared to the first quarter 2019 levels. Production in the Karnes area averaged 44.5 Mboe/d during the first quarter 2020, a 10 percent increase from prior year levels of 40.5 Mboe/d.  Production from Giddings and other increased 9 percent to 23.9 Mboe/d in the most recent quarter compared to prior year levels of 21.9 Mboe/d. Oil production in the Giddings area increased 17 percent sequentially as a result of new wells brought online in the quarter.

Magnolia brought four new Giddings wells online, including a two-well pad in the development area, during the quarter. The per well average oil production from these four wells was approximately 800 barrels of oil per day over the first 60 days and oil accounted for 75% of the total production.  Recent drilling cost reductions and further efficiencies have allowed Magnolia to reduce D&C costs in Giddings by more than 20 percent compared to 2019, lowering average well costs to approximately $7 million.

The operated Karnes rig was released in early April and Magnolia currently has just one rig drilling a multi-well pad in Giddings. The Company ceased completing wells in February and does not plan to complete additional wells in the current commodity environment. Magnolia’s business model provides for flexibility to our activity levels allowing the Company to better navigate the downturn.

Guidance and Other Financial Information

During the first quarter of 2020, Magnolia recorded impairments of $1.9 billion related to proved and unproved properties as a result of the sharp decline in commodity prices. Proved property impairment of $1.4 billion is included in “Impairment of oil and natural gas properties” and unproved property impairment of $0.6 billion is included in “Exploration expense” on the Company’s Consolidated Statement of Operations for the three months ended March 31, 2020. As a result of the non-cash impairment in the first quarter, Magnolia expects the depreciation, depletion and amortization rate to average about $9 per boe for the remainder of the year.

Magnolia is expecting a significant reduction of capital for the remainder of 2020.  The total D&C capital spending for the remaining three quarters of the year is expected to be less than the first quarter levels.  Magnolia operates approximately 75 percent of the total Company production volumes and less than 5 percent of the operated volumes are expected to be shut-in for the month of May and a smaller amount for June. As a result, we expect our second quarter production to be in the range of 62 to 65 Mboe/d.  Oil production is expected to make up 52 to 54 percent of our total volumes for the second quarter.

Quarterly Report on Form 10‑Q

Magnolia’s financial statements and related footnotes will be available in its Quarterly Report on Form 10‑Q for the three months ended March 31, 2020, which is expected to be filed with the U.S. Securities and Exchange Commission ("SEC") on May 11, 2020.

Conference Call and Webcast

Magnolia will host an investor conference call on Tuesday, May 12, 2020 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia’s website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1‑844‑701‑1059. A replay of the webcast will be posted on Magnolia’s website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the length, scope and severity of the recent coronavirus disease 2019 (“COVID‑19”) pandemic, and the impacts of the competition between Russia and Saudi Arabia for crude oil market share, including the effects of related public health concerns and the impact of actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices, supply and demand considerations, and storage capacity; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its business combination, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; and (v) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10‑K for the fiscal year ended December 31, 2019. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Brian Corales

(713) 842‑9036

bcorales@mgyoil.com

Media

Art Pike

(713) 842‑9057

apike@mgyoil.com

Magnolia Oil & Gas Corporation

Operating Highlights

	For the Quarter Ended March 31, 2020	For the Quarter Ended March 31, 2019

Production:
Oil (MBbls)	3,391	2,906
Natural gas (MMcf)	10,053	9,763
NGLs (MBbls)	1,155	1,084
Total (Mboe)	6,222	5,617

Average daily production:
Oil (Bbls/d)	37,259	32,289
Natural gas (Mcf/d)	110,475	108,478
NGLs (Bbls/d)	12,688	12,044
Total (boe/d)	68,360	62,413

Revenues (in thousands):
Oil sales	$154,686	$171,654
Natural gas sales	16,175	27,375
NGL sales	10,504	19,645
Total Revenues	$181,365	$218,674

Average sales price:
Oil (per Bbl)	$45.62	$59.07
Natural gas (per Mcf)	1.61	2.80
NGL (per Bbl)	9.09	18.12
Total (per boe)	$29.15	$38.93

NYMEX WTI ($/Bbl)	$46.08	$54.90
NYMEX Henry Hub ($/Mcf)	$1.95	$3.15
Realization to benchmark:
Oil (per Bbl)	99%	108%
Natural Gas (per Mcf)	83%	89%

Operating Expenses (in thousands):
Lease operating expenses	$24,163	$21,518
Gathering, transportation and processing	8,020	9,315
Taxes other than income	10,018	14,401
Depreciation, depletion and amortization	142,671	115,946

Operating costs per boe:
Lease operating expenses	$3.88	$3.83
Gathering, transportation and processing	1.29	1.66
Taxes other than income	1.61	2.56
Depreciation, depletion and amortization	22.93	20.64

Magnolia Oil & Gas Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

	For the Quarter Ended March 31, 2020	For the Quarter Ended March 31, 2019
REVENUES
Oil revenues	$154,686	$171,654
Natural gas revenues	16,175	27,375
Natural gas liquids revenues	10,504	19,645
Total revenues	181,365	218,674

OPERATING EXPENSES
Lease operating expenses	24,163	21,518
Gathering, transportation and processing	8,020	9,315
Taxes other than income	10,018	14,401
Exploration expense	556,427	2,476
Impairment of oil and natural gas properties	1,381,258	—
Asset retirement obligation accretion	1,438	1,328
Depreciation, depletion and amortization	142,671	115,946
Amortization of intangible assets	3,626	3,626
General & administrative expenses	18,080	16,196
Transaction related costs	—	353
Total operating costs and expenses	2,145,701	185,159

OPERATING INCOME (LOSS)	(1,964,336)	33,515

OTHER INCOME (EXPENSE)
Income from equity method investee	440	388
Interest expense, net	(6,757)	(7,416)
Other expense, net	(472)	1
Total other income (expense)	(6,789)	(7,027)

INCOME (LOSS) BEFORE INCOME TAXES	(1,971,125)	26,488
Income tax expense (benefit)	(75,826)	3,775
NET INCOME (LOSS)	(1,895,299)	22,713
LESS: Net income (loss) attributable to noncontrolling interest	(668,289)	9,687
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	$(1,227,010)	$13,026

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(7.34)	$0.08
Diluted	$(7.34)	$0.08
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	167,149	156,322
Diluted	167,149	158,140
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING(1)	85,790	93,312

(1)	Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation

Summary Cash Flow Data

(In thousands)

	For the Quarter Ended March 31, 2020	For the Quarter Ended March 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,895,299)	$22,713
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	142,671	115,946
Amortization of intangible assets	3,626	3,626
Exploration expense, non-cash	555,189	483
Impairment of oil and natural gas properties	1,381,258	—
Asset retirement obligations accretion expense	1,438	1,328
Amortization of deferred financing costs	896	871
Deferred tax expense (benefit)	(74,654)	3,415
Stock based compensation	2,879	2,432
Other	(447)	(393)
Net change in operating assets and liabilities	17,321	(33,859)
Net cash provided by operating activities	134,878	116,562

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of EnerVest properties, final settlement	—	4,250
Acquisitions, other	(69,390)	(53,326)
Additions to oil and natural gas properties	(94,210)	(134,435)
Other investing	(200)	197
Net cash used in investing activities	(163,800)	(183,314)

CASH FLOW FROM FINANCING ACTIVITIES
Contributions from noncontrolling interest owners	—	7,301
Distributions to noncontrolling interest owners	(284)	—
Repurchase of common stock	(6,483)	—
Other financing activities	(452)	—
Net cash used in financing activities	(7,219)	7,301

NET CHANGE IN CASH AND CASH EQUIVALENTS	(36,141)	(59,451)
Cash and cash equivalents – Beginning of period	182,633	135,758
Cash and cash equivalents – End of period	$146,492	$76,307

Magnolia Oil & Gas Corporation

Summary Balance Sheet Data

(In thousands)

	March 31, 2020	December 31, 2019

Cash and cash equivalents	$146,492	$182,633
Other current assets	82,753	110,585
Property, plant and equipment, net	1,209,606	3,116,757
Other assets	51,978	56,431
Total assets	$1,490,829	$3,466,406

Current liabilities	$170,700	$175,208
Long-term debt, net	390,147	389,835
Other long-term liabilities	101,092	172,834
Common stock	26	26
Additional paid in capital	1,703,996	1,703,362
Treasury stock	(16,760)	(10,277)
Retained earnings (accumulated deficit)	(1,144,070)	82,940
Noncontrolling interests	285,698	952,478
Total liabilities and equity	$1,490,829	$3,466,406

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income (loss) to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, accretion of asset retirement obligations, non-cash stock based compensation expense, exploration costs, and certain transaction costs. Adjusted EBITDAX is not a measure of net income (loss) in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income (loss) in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income (loss) to adjusted EBITDAX, our most directly comparable financial measure calculated and presented in accordance with GAAP:

(In thousands)	For the Quarter Ended March 31, 2020	For the Quarter Ended March 31, 2019

Net income (loss)(1)	$(1,895,299)	$22,713
Exploration expense	556,427	2,476
Asset retirement obligations accretion	1,438	1,328
Depreciation, depletion and amortization	142,671	115,946
Amortization of intangible assets	3,626	3,626
Interest expense, net	6,757	7,416
Income tax expense (benefit)	(75,826)	3,775
EBITDAX	(1,260,206)	157,280
Impairment of oil and natural gas properties	1,381,258	—
Non-cash stock based compensation expense	2,879	2,432
Transaction related costs(2)	—	353
Adjusted EBITDAX	$123,931	$160,065

(1)	Includes net income (loss) attributable to noncontrolling interest.
(2)	Transaction costs incurred related to the execution of our business combination with EnerVest, Ltd. and its affiliates, including legal fees, advisory fees, consulting fees, accounting fees, employee placement fees, and other transaction and facilitation costs.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income (loss) attributable to Class A Common Stock to adjusted earnings (loss)

Our presentation of adjusted earnings and adjusted earnings per share are non-GAAP measures because they exclude the effect of certain items included in Income Attributable to Class A Common Stock. Management uses adjusted earnings and adjusted earnings per share to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted earnings may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted earnings and adjusted earnings per share may not be comparable to similar measures of other companies in our industry.

	For the Quarter Ended March 31, 2020	Per Share Diluted EPS	For the Quarter Ended March 31, 2019	Per Share Diluted EPS
(In thousands, except per share data)

NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	$(1,227,010)	$(7.34)	$13,026	$0.08
Adjustments:
Impairment of proved oil and natural gas properties	1,381,258	8.26	—	—
Impairment of unproved properties(1)	555,175	3.32	—	—
Transaction costs	—	—	353	—
Noncontrolling interest impact of adjustments	(656,527)	(3.93)	—	—
Tax adjustments(2)	(71,362)	(0.42)	(74)	—
ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	$(18,466)	$(0.11)	$13,305	$0.08

(1)	Impairment of unproved properties is included within Exploration expense on the Consolidated Statement of Operations.
(2)	Tax adjustments relate to impairment of oil and natural gas properties and valuation allowance associated with the company’s deferred tax asset.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income (loss) to adjusted net income (loss)

Our presentation of adjusted net income (loss) is a non-GAAP measures because it excludes the effect of certain items included in Net income (loss) and adjusts for income taxes assuming the exchange of all outstanding Magnolia LLC Units and corresponding Class B Common Stock for shares of Class A Common Stock. Management uses adjusted net income (loss) to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income (loss) may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income (loss) may not be comparable to similar measures of other companies in our industry.

	For the Quarter Ended March 31, 2020	For the Quarter Ended March 31, 2019
(In thousands)
NET INCOME (LOSS)(1)	$(1,895,299)	$22,713
Income tax expense (benefit)	(75,826)	3,775
INCOME (LOSS) BEFORE INCOME TAXES	(1,971,125)	26,488
Adjustments:
Impairment of proved oil and natural gas properties	1,381,258	—
Impairment of unproved properties(2)	555,175	—
Transaction costs	—	353
ADJUSTED INCOME (LOSS) BEFORE INCOME TAXES	(34,692)	26,841
Adjusted income tax expense (benefit)(3)	(7,452)	5,883
ADJUSTED NET INCOME (LOSS)	$(27,240)	$20,958

Diluted weighted average shares of Class A Common Stock outstanding during the period	167,149	158,140
Weighted average shares of Class B Common Stock outstanding during the period(4)	85,790	93,312
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities(4)	252,939	251,452

(1)	Includes net income (loss) attributable to noncontrolling interest.
(2)	Impairment of unproved properties is included within Exploration expense on the Consolidated Statement of Operations.
(3)	Represents corporate income taxes at an assumed effective tax rate of 21.5% and 21.9% for the quarters ended March 31, 2020 and 2019, respectively, applied to adjusted income before income taxes.
(4)	Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of revenue per boe to cash operating margin

Our presentation of cash operating margin is a supplemental non-GAAP financial measure that is used by management. Cash operating margin excludes stock based compensation expense and unproved property impairment because they are non-cash in nature. We define cash operating margin per boe as total revenues per boe less operating expenses per boe adjusted for certain unusual or non-recurring items per boe that management does not consider to be representative of the Company’s on-going business operations. Management believes that cash operating margin per boe provides relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of cash operating margin per boe may not be comparable to similar measures of other companies in our industry.

(in $/boe)	For the Quarter Ended March 31, 2020	For the Quarter Ended March 31, 2019

Revenue	$29.15	$38.93
Direct operating expenses
Lease operating expenses	(3.88)	(3.83)
Gathering, transportation and processing	(1.29)	(1.66)
Taxes other than income	(1.61)	(2.56)
Exploration expense(1)	(0.20)	(0.44)
General & administrative expense(2)	(2.44)	(2.45)
Transaction related expense	—	(0.06)
Total cash operating costs	(9.42)	(11.00)
Cash operating margin	$19.73	$27.93

(1)	Exploration expense excludes unproved property impairment of $555.2 million, or $89.23 per boe, for the quarter ended March 31, 2020.
(2)

General & administrative expense excludes non-cash stock based compensation of $2.9 million and $2.4 million, or $0.46 per boe and $0.43 per boe, for the quarters ended March 31, 2020 and 2019, respectively.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to cash flows from operations before net change in operating assets and liabilities and free cash flow

Free cash flow and cash flows from operations before net change in operating assets and liabilities are non-GAAP financial measures. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties.  Management believes free cash flow and cash flows from operations before net change in operating assets and liabilities are useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. They are also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow and cash flows from operations before net change in operating assets and liabilities, therefore, are additional measures of liquidity but are not measures of financial performance under GAAP and should not be considered alternatives to cash flows from operating, investing, or financing activities.

(In thousands)	For the Quarter Ended March 31, 2020	For the Quarter Ended March 31, 2019
Net cash provided by operating activities	$134,878	$116,562
Add: Net change in operating assets and liabilities	(17,321)	33,859
Cash flows from operations before net change in operating assets and liabilities	117,557	150,421
Less: Additions to oil and natural gas properties	(94,210)	(134,435)
Free cash flow	$23,347	$15,986